Exhibit 14

Warner Music Group Corp.

Code of Conduct

May 5, 2005

Warner Music Group Corp.
Code of Conduct
May 2005

Contents

1	Our Values	1

2	Leadership Message	2

3	Our Code of Conduct	3
3.1	Acknowledgement	3

4	Seeking Advice and Reporting Concerns	5
4.1	Where to Seek Help	5

5	Our Responsibilities	8
5.1	Your Responsibilities	8
5.2	Management Responsibilities	8
5.3	Enforcement	9

6	Our People	10
6.1	Equal Employment Opportunity	10
6.2	Harassment-Free Work Environment	10
6.3	Health and Safety	11
6.4	Drug-Free Work Environment	11
6.5	Employee Privacy	11

7	Our Company and Shareholders	12
7.1	Accurate Financial Reporting	12
7.2	Securities Trading	12
7.3	Proprietary and Confidential Information	13
7.4	Safeguarding of Company Assets	13
7.5	Electronic Communications	14
7.6	Copyright Infringement	14
7.7	Records Management	15

8	Our Marketplace and Industry	16
8.1	Conflicts of Interest	16
8.2	Gifts and Entertainment	17
8.3	Sales, Marketing and Promotions	18
8.4	Fair Competition and Antitrust Laws	18
8.5	Contracts and Procurement	19
8.6	Doing Business with Governments	19
8.7	Doing Business Internationally	19

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Code of Conduct
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9	Public and Community	20
9.1	Media and Public Relations	20
9.2	Political and Public Activity	20
9.3	Responding to Regulatory Investigations	21
9.4	Environmental Responsibility	21

10	Available Resources	22
10.1	Contacts	22
10.2	Reference Materials Online	22

11	Acknowledgement Form	23

A	Compliance Hotline Numbers	A-1

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Code of Conduct

May 2005

1	Our Values

The core values of Warner Music Group Corp. (“WMG”) form the basis of our corporate culture and inform every aspect of our business globally.

Creativity and Innovation: We emphasize creativity and the freedom of artistic expression, and we are committed to pursuing the most innovative and inventive ways to connect more people with the music they love.

Entrepreneurial Leadership: Our entrepreneurial spirit drives our success and growth. We are committed to taking bold risks, finding new approaches to old challenges, and executing quickly on smart ideas.

Integrity: We adhere to the highest professional and ethical standards in everything we do, whether transacting business, interacting with our artists, colleagues or suppliers or being a good corporate citizen.

Competitiveness: We love to win and have a clear understanding of what winning means. We firmly believe in our ability to successfully compete and to create lasting value for our investors, employees, customers and artists.

Collaboration: We focus our competitive spirit on the marketplace, not in the workplace. We focus on maintaining a collaborative work environment where people listen to and learn from each other, even when they disagree.

Diversity: As a leading global music company, we are committed to diversity in the workplace.

Community: We strive to be a force for positive change in the communities where we live and work.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	1

Warner Music Group Corp.

Code of Conduct

May 2005

2	Leadership Message

Dear Colleague:

Warner Music Group Corp. (“WMG”) takes pride in being a global leader in the music industry and is dedicated to meeting the highest standards of creativity and integrity in every aspect of our business.

Our ability to deliver lasting value for our investors, employees, customers and artists depends upon our adherence to WMG’s core values, which are the foundation of our business and the driving force behind our corporate culture, professional conduct and day-to-day business practices. They guide our business decisions and are the means by which we build our careers and evaluate and reward every member of the WMG family.

It is the responsibility of all WMG employees worldwide to follow these principles and to display the highest standards of professionalism in everything they do in the workplace. This requires a genuine commitment from each and every one of us at every level of WMG.

Employees faced with business or personal situations that are not covered in the WMG Code of Conduct are expected to exercise good judgment and to act ethically in their decision-making. They are also expected to follow all laws and regulations that impact our business. Any questions about these values or our Code of Conduct can always be directed to WMG’s Compliance Officer.

Only by working together to uphold these values can we maintain a productive work environment and a reputation for quality, leadership, integrity and trust.

Sincerely,

Edgar Bronfman, Jr.

Chairman and Chief Executive Officer

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	2

Warner Music Group Corp.

Code of Conduct

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3	Our Code of Conduct

This Code of Conduct (the “Code”) is intended to provide all WMG employees with a basic understanding of the standards of conduct that apply to our business. This document is also a guide that can be used in our day-to-day activities, informing us of our responsibilities, as well as the resources available to assist us in living up to WMG’s standards.

This Code cannot anticipate every situation that you may encounter. Because some ethical issues may arise that are not explicitly covered within the Code, each individual employee has the responsibility to exercise good judgment while seeking guidance when appropriate.

The Code is available in both hard copy and electronically in the U.S. on the WMG Intranet (http://bside.wmg.com). It can also be accessed via our external Internet site (www.wmg.com). In addition, frequently asked questions are found throughout the Code to illustrate how our standards may be applied in the workplace. Any changes, waivers or exceptions to the Code must be approved in writing by the WMG Compliance Officer, who may be required to seek approval from the Board of Directors and disclose such waivers publicly.

3.1	Acknowledgement

You are required to acknowledge that you have received and read the Code. WMG may ask you to re-submit this acknowledgment on an annual basis or whenever the Code is significantly updated.

Frequently Asked Questions

1) Why does WMG have a Code?

WMG is committed to high standards of ethics and integrity in all of our businesses. The Code is a guide to help our employees understand WMG’s standards of conduct and our employees’ role in upholding these standards.

2) To whom does the WMG Code apply?

The Code applies to all directors, officers and employees of WMG worldwide, regardless of title or tenure. These standards apply to you even if you do not acknowledge the Code, subject to applicable local law. Moreover, we will encourage all those who conduct business with WMG (e.g., vendors, consultants and business partners) and anyone on the WMG payroll to conduct themselves in a manner consistent with the Code.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	3

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3) Who oversees the Code?

Adherence to the Code is everyone’s responsibility, and is monitored by the management of WMG and its operating companies and the WMG board of directors.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	4

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4	Seeking Advice and Reporting Concerns

Sections six through nine of the Code (“Our People,” “Our Company and Shareholders,” “Our Marketplace and Industry” and “Public and Community”) describe particular WMG standards. Because not all situations are clearly “right” or “wrong,” you should not hesitate to seek advice when you are unsure about an appropriate course of action. This would include, for instance, situations when:

•	Applicable policies seem difficult to interpret under the circumstances

•	The relevant laws or standards are complex

•	You have limited experience dealing with the subject matter

•	You find yourself in a “gray area” and need guidance

All WMG directors, officers and employees should report potential or suspected violations of this Code (See Section 4.1 below.) This includes instances where you suspect the following parties are – or are about to be – engaged in misconduct:

•	Executives, managers or employees

•	Members of the Board of Directors

•	Vendors

•	Consultants

•	Business partners

4.1	Where to Seek Help

Depending upon the type of assistance you seek, there are several avenues for you to choose from:

•	Your Manager, Human Resources Representative or Business Unit Head. Your manager is usually a good place to start, because he or she is likely to be familiar with the issue at hand. Additionally, because many of your questions may be answered by your Human Resources representative, typically this individual, or a business unit head acting in this capacity, should be your second point of contact.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	5

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•	WMG Compliance Officer. If you are uncomfortable discussing the issue with your manager or Human Resources representative, or if they are unable to provide you with the answers you seek, you may contact the WMG Compliance Officer:

WMG Compliance Officer

Warner Music Group

75 Rockefeller Plaza

New York, NY 10019

(212) 275-4780

Facsimile: (212) 405-5297

E-mail: conduct@wmg.com

•	Compliance Hotline. WMG has established the Compliance Hotline, a confidential toll-free hotline (in the United States – 1-800-620-5549, International – see Appendix A for numbers) that you can use to seek guidance or report potential violations of the Code. The Compliance Hotline is available to all WMG employees 24 hours a day, 7 days a week and 365 days a year. When you call the Compliance Hotline:

•	You may raise your concern anonymously if you wish, and we will honor your request to the extent allowable by law.

•	We will investigate your concern in a timely manner and ensure that you receive an appropriate response.

•	We will keep your concern confidential to the extent allowable by law, and ensure that you are not retaliated against for raising a legitimate, good faith concern.

Frequently Asked Questions

1) Of the individuals who are available to help with a concern, which one should I call first?

If you have a question or concern, you should first try to resolve the issue by speaking with your manager, a Human Resources representative or your business unit head. Typically, if these individuals are unable to assist you, they will be able to direct you to other WMG resources who can. Of course, if you are uncomfortable raising a concern with your manager or Human Resources representative, or if doing so would be impractical under the circumstances, you can always call the Compliance Hotline or the WMG Compliance Officer.

2) When should I report a violation of the Code?

Any time you believe that a violation of the Code may have occurred or is about to occur, you should inform your manager, Human Resources representative or business unit head. You can also call the Compliance Hotline or the WMG Compliance Officer.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	6

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3) What if I want to report a violation of WMG standards anonymously?

You may report a violation of WMG standards anonymously through Compliance Hotline. Please note that unless you provide sufficient information and detail about your concern, WMG may be limited in its ability to respond. However, it is up to you whether you wish to remain anonymous. Regardless of whether you choose to identify yourself or remain anonymous, WMG will provide an opportunity for you to be generally informed regarding the general status or resolution of your issue, as appropriate or permitted by law.

4) What happens when I call the Compliance Hotline?

The following occurs when a call is placed to the Compliance Hotline:

•	The call will be fielded by a trained professional from an outside firm skilled in identifying key issues associated with the matter you identify.

•	The professional will ensure that the issue you raise gets an appropriate and timely response.

•	You will be provided with a case number that allows you to call the Compliance Hotline after a specified period of time to get an updated status of the issue.

Please note that the Compliance Hotline has operators capable of speaking a variety of languages. For more information as to the appropriate number to dial, please see Appendix A.

5) What happens after I report a violation of the Code?

Your report will be promptly investigated under the direction of the WMG Compliance Officer. If your allegation is substantiated, corrective action will be taken. Allegations of a serious nature, including those related to fraudulent financial reporting or misappropriation of assets, will be disclosed promptly to the Board of Directors or the appropriate committee of the Board.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	7

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5	Our Responsibilities

5.1	Your Responsibilities

As a WMG employee, you are responsible for:

•	Becoming familiar with, and upholding the standards contained in the Code, as well as other legal, professional, and ethical standards that apply to your job

•	Seeking help or advice when you are unsure of the proper course of action

•	Raising concerns or potential violations of the law or of the Code standards to WMG management or the appropriate committee of the Board of Directors

Frequently Asked Questions

What do I need to do to keep up to date on the standards, laws and regulations that apply to me as a WMG employee?

You should begin by reading this document. Subsequently, you should attend any required training that has been assigned to you. Finally, you should pay particular attention to company bulletins as these may contain important information about new policies and recent developments in our business.

5.2	Management Responsibilities

All employees with management or supervisory roles have additional responsibilities that include:

•	Ensuring that WMG resources are available to help our employees seek advice or report misconduct

•	Establishing clear goals that are achievable without violating WMG’s standards of conduct

•	Setting a positive example by conducting our business with honesty and integrity

•	Enforcing WMG standards consistently and fairly

•	Remaining accountable for their personal conduct and of those they supervise

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	8

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Frequently Asked Questions

What should I do if I believe that my managers or colleagues are not living up to WMG’s standards?

You should call the Compliance Hotline or contact the WMG Compliance Officer to discuss the specific nature of your concern. WMG is committed to addressing all issues that arise or are reported by WMG employees.

5.3	Enforcement

The standards addressed in the Code and its related policies are very serious matters. Individuals found to be in violation of WMG’s standards may be subject to disciplinary action, up to and including termination.

Violating or compromising these standards may result in substantial legal fines, sanctions, or harm to your or WMG’s reputation. In addition, certain violations may expose you to personal liability, which could result in criminal prosecution.

We never want to see any of our employees placed in this position, and WMG has established resources to help assist you in achieving compliance with the Code at all times.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	9

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6	Our People

WMG is committed to creating a safe and secure work environment that is free of discrimination and harassment.

6.1	Equal Employment Opportunity

WMG is an equal opportunity employer. All of our employment decisions (e.g., recruiting, hiring, training, promoting, compensating and terminating) will be made in accordance with applicable laws and regulations. Moreover, we will apply our employment decisions without regard to race, religion, national origin, color, sex, age, marital status, sexual orientation, disability, veteran status or any other category protected by the laws of the applicable country or local government.

6.2	Harassment-Free Work Environment

WMG is committed to creating and maintaining a work environment that is governed by mutual respect and tolerance. We will not tolerate behavior that can be construed as harassment, whether it is directed at a WMG employee or a third party. We also extend this prohibition to our agents, suppliers, vendors, consultants, contractors and other business partners. If you are aware of an incident of harassment, it is your responsibility to report it.

By way of example, forms of harassment may include, but are not limited to, physical, verbal, and nonverbal behavior that disrupts an employee’s work performance or in any way contributes to an intimidating, hostile or offensive work environment.

Frequently Asked Questions

1) One possible type of harassment is sexual harassment. What are some examples of sexual harassment?

Some examples of behavior that may constitute sexual harassment include, but are not limited to:

•	Unwelcome sexual advances

•	Requests for sexual favors as a condition of employment or promotion

•	Jokes, activities or conduct creating an offensive work environment

•	Displaying or sending communications that contain sexual, derogatory or obscene content

At times, some people may find WMG’s products or potential products to be objectionable. Please note that sending and receiving product-related communications in the ordinary course of business is permissible.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	10

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2) Are both men and women protected from sexual harassment?

Yes. WMG will seek to protect both women and men from sexual harassment, whether carried out by a person of the same or opposite sex.

3) What should I do if I witness what I think is harassment?

If you witness harassment or are the subject of harassment, you are encouraged to let the person who carried out the harassment know that his or her behavior is unwelcome and that it be stopped immediately. If for any reason you are uncomfortable with doing this, or, if after speaking with the individual the offensive behavior does not stop, you should report the incident (See Section 4.1 above.) Remember, you are protected from retaliation if you report a concern in good faith.

6.3	Health and Safety

WMG is committed to providing our employees with a safe working environment. As such, we ask you to comply with all applicable health and safety rules, taking appropriate measures to ensure your physical safety and that of your colleagues. Please also make yourself familiar with any injury and illness prevention programs that WMG may have in effect.

6.4	Drug-Free Work Environment

WMG does not permit substance abuse on company premises, or while representing WMG in a business capacity. If you feel you or a colleague may need help with a substance abuse problem, we encourage you to contact the appropriate Human Resources representative. In addition, many WMG companies in the U.S. have an employee assistance program available.

6.5	Employee Privacy

WMG will treat as confidential our employees’ personal information (e.g., information relating to compensation, health status and employment records.) Our employees should not disclose private information of others that is gained as a result of their position with WMG unless such disclosure is lawful and properly authorized.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	11

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7	Our Company and Shareholders

WMG is committed to accurately recording our financial results, protecting our company assets and ensuring the security of our information systems.

7.1	Accurate Financial Reporting

Those who have financial reporting responsibilities must ensure financial reporting information is full, fair, accurate, timely and understandable. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional interests are required at all times. Please refer to the WMG Whistleblower Procedures if you have a concern about accurate financial reporting.

7.2	Securities Trading

Securities laws prohibit the buying or selling of securities while in the possession of material, non-public information, and this is commonly known as “insider trading.” Material information is further defined as any non-public information that a reasonable investor would consider important in making a decision to purchase or sell securities. WMG employees must never act upon, or disclose to other parties, material non-public information. Please refer to the WMG Securities Trading Policy for more information.

Frequently Asked Questions

1) Does the securities trading policy apply to me?

If you work for any WMG operating company, our securities trading policy applies to you. Please contact your manager or Human Resources representative, or the Compliance Hotline if you have any questions about this policy.

2) What are some examples of “material information” as they pertain to the securities trading policy?

Examples of information that would be regarded as “material” include, but are not limited to:

•	Projections of future earnings or losses

•	News of a proposed or pending merger, acquisition or tender offer

•	Changes in dividend policies or the declaration of a stock split or the offering of additional securities

•	Changes in management

•	Significant new deals or other new developments impacting the business

•	Impending bankruptcy or financial liquidity problems

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	12

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•	Internal financial information

•	The gain or loss of a major contract or major artist relationship

•	Major litigation

•	Significant actions by regulatory bodies

3) What if I learn of material non-public information of other companies we work with?

The same prohibition against insider trading applies to material non-public information obtained relating to other companies.

4) Can I pass along material non-public information to a family member or friend?

No. You are not permitted to give this information to others, and, under certain local law, you can be held liable for insider trading should this information be used to trade stock or other equities.

7.3	Proprietary and Confidential Information

You should be on guard to protect WMG’s confidential information. Such information may include artist agreements, pricing structures and competitive strategy. Confidential information should only be shared internally on a need-to-know basis. You should not seek to personally benefit from, or divulge to a competitor or outside party any of our confidential information.

Be especially vigilant about any inquiries by members of the financial press, investment analysts or others in the financial community. You should refer all such inquiries to your local Corporate Communications group. Please refer to the WMG Regulation FD: Policy Regarding Communications with Analysts, Security Holders and Others for more information about these inquiries.

Please also remember that we must protect the confidential information of our vendors, consultants, and business partners. Such information is never to be disclosed except with the approval of WMG’s Legal Department. Respecting the privacy of music consumers is a paramount concern. This includes respect for and strict observance of the privacy policy relating to our Internet sites.

7.4	Safeguarding of Company Assets

WMG’s most important assets are its artists, copyrights and employees. We expect each employee to treat each with proper respect and care. Copyrights are the core of our business and it is crucial that we ensure their proper protection and preservation. In particular, pre-release materials must be safeguarded and distributed only to properly authorized individuals.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	13

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Additionally, we have physical assets including computer and office equipment which must be used responsibly and protected against misuse, damage or theft. Of special concern are our electronic information facilities, including computer and telecommunications networks. These assets are critical to our daily operations, and we expect each employee to remain vigilant against their misuse. You should protect the security of our communications and computer systems from computer viruses and hackers by exercising caution when downloading files, and by safeguarding your network password.

7.5	Electronic Communications

Employees must ensure that e-mail and the Internet are used responsibly. Reasonable personal use of WMG’s electronic communication system is permitted but WMG reserves the right to monitor how its computers are being used and to review information contained in these systems, including all e-mail sent and received on the WMG system.

E-mail and the Internet may never be used for illegal or unethical purposes or for any activity which may compromise or harm our company. The use of unauthorized peer-to-peer networks is one example of such activity. Obscene and discriminatory material may never be transmitted, retrieved or stored. Please also note that all files downloaded from the Internet are subject to the limitation of copyright laws and WMG policy.

Frequently Asked Questions

Can I send personal e-mail when I am in the office?

Yes. We realize that work and personal lives sometimes overlap. Nevertheless, always use your discretion about when it is appropriate to send personal e-mails. Whenever possible, use an e-mail account that is not attached to the WMG name. Also, note that e-mails sent and received from WMG computers may be monitored.

Naturally, our electronic facilities must not be used for illegal activity, but please also be mindful that you should not use our systems and networks to solicit for your non-company business activity, or for religious, charitable or political causes.

7.6	Copyright Infringement

The illegal copying and distribution of recorded music (i.e., “piracy”) is a serious issue within the music community and threatens our work at WMG. Therefore, downloading copyrighted music and/or burning CDs from unauthorized peer-to-peer networks are prohibited. If you have any questions about this or other copyright policies, contact your manager or the WMG Legal Department.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	14

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7.7	Records Management

There may be legal requirements which may make necessary the retention of company records and documents. This applies to e-mail messages, electronic and recorded data, as well as hard copies of our business documents.

In addition to any applicable statutory record retention requirements, the existence of pending litigation, investigations or subpoenas may require that our records be retained longer than usual. Accordingly, WMG’s Legal Department will provide guidance on issues as they arise and will instruct that certain categories of documents not be discarded until any pending matters are resolved.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	15

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8	Our Marketplace and Industry

WMG is committed to treating all parties with which it does business in a fair and equitable manner. In addition, we will comply with all laws, rules and regulations applicable to our marketplace.

8.1	Conflicts of Interest

In the course of our business, conflicts of interest can arise in a variety of circumstances. These may include many situations where you, a member of your household or a family member’s personal interests may conflict with that of WMG. In all cases, it is your responsibility to avoid conflicts of interest, or even the appearance of a conflict of interest. Please note that you may be required to complete an annual conflict of interest questionnaire designed to help identify and therefore mitigate potential conflicts of interest.

In the event that you, a member of your household or a family member experience an actual or even potential conflict of interest, it is your responsibility to report this situation directly to the WMG Compliance Officer who will help you address this situation. Potential conflicts of interest include, but are not limited to:

•	Investing significantly in WMG competitors, vendors, consultants or other business partners

•	Working for other companies, especially our competitors, vendors, consultants or business partners, while employed at WMG

•	Doing business on behalf of WMG with a competitor, vendor, consultant or business partner if you or a family member has a personal or financial interest or stake in the other company

•	Working with a member of your household or a family member, where the member of your household or family member is in a direct reporting relationship

Frequently Asked Questions

1) What are specific examples of conflicts of interest?

The following scenarios illustrate conflicts of interest that might occur at WMG, based on an action of a WMG employee or a member of an employee’s immediate family or household:

•	Engaging in the music business outside of WMG, including making contractual arrangements with artists

•	Investing in a competitor such as another music company, where the investment is not exempt (see Question #2 below)

•	Investing in a vendor such as a supplier to WMG where the investment is not exempt (see Question #2 below)

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	16

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•	Investing in a company if you have access to the company’s material non-public information (See Section 7.2 – Securities Trading) based upon your work with WMG

•	Working with a member of your household or a family member on the same WMG project and reporting to him or her or vice-versa

•	Involvement in a competitive business or partnership by a member of your household or a family member

•	Serving as a director of another company without written approval of the WMG Compliance Officer or WMG Conflicts Committee

Please note that you should always consult your manager or the WMG Compliance Officer when you are faced with a specific circumstance that may pose a conflict of interest.

2) What investments are “exempt” from conflict of interest requirements?

“Exempt investments” will not give rise to a conflict of interest and do not require any type of approval. They include:

•	A portfolio investment (a group of stocks held through someone else such as deferred compensation account or another fund offered through WMG)

•	Investments in mutual funds

•	Publicly-traded securities (which can be held in any amount, except for those involving competitors, vendors, consultants or business partners, which is limited to investments of not more than 2% of the issued and outstanding stock of the corporation. Amounts under that amount are not considered “significant.”)

8.2	Gifts and Entertainment

We encourage you to use common sense and good judgment when you entertain or exchange occasional gifts as a way to encourage good business relationships. Please note that any such gifts or entertainment, whether given or received, should be customary and reasonable. Our policy is that WMG employees should not accept a gift or other item greater than USD$100 or EUR100 (or equivalent) at any one time without pre-approval. No employee may accept more than USD$500 or EUR500 (or equivalent) in gifts in total for the calendar year without pre-approval. Questions about this policy may be directed to the WMG Compliance Officer, and you should review any other WMG policy relating to gifts and entertainment for more specific guidance.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	17

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Frequently Asked Questions

1) When can I accept a gift?

Nominal gifts such as flowers, candy, T-shirts, or the like are acceptable as long as you do not ask for them and as long as they do not influence, or appear to influence, your ability to make fair and objective business decisions. Gifts of cash, or cash equivalents such as vouchers or gift certificates, are never acceptable. As a rule of thumb, if accepting a gift will make you feel obligated, do not accept it. When in doubt, always seek to consult your manager or the WMG Compliance Officer.

2) If I am invited to a business dinner, convention, or other gathering, is having my expenses for the function paid by others a prohibited gift?

Functions such as business dinners, drinks or other meetings in a social context are not considered gifts if a significant purpose of the meeting is business-related. But this can be a tricky area. If you are given tickets to a sporting event for your personal use, this should be considered a gift. If you attend such a function with our business partners, it would not ordinarily be a gift, unless this occurs with a frequency that suggests an invalid business purpose.

8.3	Sales, Marketing and Promotions

WMG’s reputation depends on fair dealing and ethical conduct, and we will not tolerate treating our potential customers, vendors, consultants and other business partners unfairly. Our business practices must always be above reproach and fully compliant with all applicable laws, including laws regarding so-called “payola” practices.

8.4	Fair Competition and Antitrust Laws

The countries we operate in have very complex antitrust laws, which are laws designed to protect free trade and competition. You should be aware that if we act in ways that reduce free marketplace competition, we may be violating these laws. Of particular concern are communications or conversations with competitors. You should never make agreements or hold discussions with our competitors on the following issues:

•	Pricing

•	Markets and prospective customers

•	Boycotts of other competitors, customers, or suppliers

In addition you should not make any agreements with our vendors, consultants or business partners that tie their purchase of one product to another, or with respect to their resale price of our products. If you are working on a potential merger, acquisition, joint venture or any other

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	18

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situation that causes you concern with regard to antitrust issues, you must consult with WMG’s Legal Department, as the requirements and regulatory approvals in this area are complex and may vary from country to country.

Frequently Asked Questions

What type of agreements between WMG and its vendors, consultants, and business partners may violate antitrust and competition laws?

WMG negotiates many agreements with vendors, consultants and business partners. Two examples of agreements which raise significant concerns include:

•	Fixing sale prices (agreeing with retailers or business partners to set a minimum price at which they will sell WMG products or services)

•	“Tying” products (requiring a customer to purchase a product that it does not want in order to buy the product it does want)

8.5	Contracts and Procurement

WMG is committed to adhering to all the laws and regulations that apply to the procurement of goods or services, and will treat all parties with which we do business fairly. We expect all our employees to conduct themselves in an ethical manner when obtaining new business on behalf of WMG. All of our proposals and contracting arrangements should be based on price, quality, service, and our ability to meet our own needs, and those of our contracting party.

8.6	Doing Business with Governments

When conducting business with governments, WMG employees should be mindful of all laws and regulations concerning government bodies and their employees. We should be particularly sensitive to the Foreign Corrupt Practices Act (“FCPA”), a U.S. anti-bribery law which prohibits payments to or from foreign government officials in return for business or favorable treatment. The activity of all WMG employees, even those outside of the U.S., can expose us to legal liability based upon the FCPA. Please consult with WMG’s Legal Department if you have any questions about this law or any dealings with domestic or foreign governments and their employees.

8.7	Doing Business Internationally

There are many different laws and regulations that affect the way we conduct our business around the globe. For example, certain countries restrict imports and exports, or the flow of trade and goods in and out of their borders. Certain countries and the European Union may have laws that affect business dealings with companies inside specific countries. Such laws may take the form of boycotts or sanctions for doing business with specific nations. If you are uncertain as to the laws relating to business conducted in a foreign country, or how you should proceed, consult the WMG Compliance Officer or WMG’s Legal Department.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	19

Warner Music Group Corp.

Code of Conduct

May 2005

9	Public and Community

WMG is committed to good corporate citizenship, and we will observe all relevant laws and regulations while encouraging and expecting our employees to do the same.

9.1	Media and Public Relations

WMG will periodically issue press releases and make public disclosures about our financial situation. To ensure that all reports and press releases are accurate and consistent, employees must refer all inquiries from the media to the Corporate Communications group.

Only the Chief Executive Officer, Chief Financial Officer, Head of Investor Relations and Senior Vice President and Associate Director of Corporate Communications are authorized to respond to requests for financial and other company reports. Any contact with bankers, securities analysts or other securities markets professionals, such as brokers, investment advisors and mutual fund managers, or to our security holders must be forwarded to Corporate Communications and communications with these people should be made only by specifically designated people with prior approval.

Frequently Asked Questions

What if I am contacted by a member of the media concerning a particular artist or even about WMG itself?

You must refer all media inquiries to your local Corporate Communications group or your business unit head.

9.2	Political and Public Activity

It is important that you make a clear distinction between those situations where you are acting in your private capacity and acting, or appearing to act, on behalf of WMG. For example, you may make a political contribution as a private citizen, but you may not use the WMG name when you are doing so. Moreover, you should not pressure or direct your colleagues to join you in your political or other public activities.

WMG resources or services should not be used to support your political activities, and any contributions from our company to any candidate for public office may only be made through our Political Action Committee (PAC) in the U.S. or only with the approval of WMG’s Legal Department.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	20

Warner Music Group Corp.

Code of Conduct

May 2005

Frequently Asked Questions

Can I make my own contributions to a political candidate or organization? Can I volunteer to work on a political campaign?

You are free to contribute your money, time or other resources to a political candidate, organization or campaign without the approval of the WMG Legal Department as long as you use your own (and not WMG’s) resources and do so on your own time

9.3	Responding to Regulatory Investigations

WMG will respond to government inquiries in a timely, complete and coordinated manner. Employees who are contacted by government representatives or other third parties inquiring about company matters, must immediately notify WMG’s Legal Department. You should not attempt to respond to such queries on your own either verbally or in writing, but rather refer such requests to the WMG Legal Department. This is especially critical if the requests pertain to a summons, subpoena, or other document requiring a court appearance or response. Please also report to WMG’s Legal Department any inquiries or requests from outside attorneys, even if litigation is not pending or threatened.

9.4	Environmental Responsibility

Because violations of environmental laws or regulations may have serious consequences for WMG and the individuals involved, our employees must abide by all such laws and regulations. We must not falsify information on any environmental form, monitoring report, or in response to inquiries from a government agency.

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Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	21

Warner Music Group Corp.

Code of Conduct

May 2005

10	Available Resources

There are several resources available that can provide you with additional information on the matters addressed in the Code. Some of these are listed below.

10.1	Contacts

WMG Compliance Officer (conduct@wmg.com)	(212) 275-4780

WMG Corporate Communications	(212) 275-2244

WMG Conflicts Committee	(212) 275-4780

WMG Legal Department	(212) 275-2030

WMI Legal Department	+44 20 7368 2830

WMG Human Resources	(212) 275-1990

WMI Human Resources	+44 20 7368 2805

WMG Investor Relations	(212) 275-4790

Employee Assistance Program (U.S.)	(800) 833-8707

10.2	Reference Materials Online

Materials such as this Code and other policies referenced in this Code are available to employees at (http://bside.wmg.com). If you are unable to view these materials on B-Side, please contact your manager, Human Resources representative or business unit head.

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	22

Warner Music Group Corp.

Code of Conduct

May 2005

11	Acknowledgement Form

I hereby acknowledge that I have read and received this Code of Conduct (Version 1.0, May 2005.)

Signed

Name (Print)

Title

Employee ID #, if applicable

Company Name

Date

Warner Music Group Compliance Hotline (U.S.) – 1-800-620-5549 (International) – See Appendix A	23

Warner Music Group Corp.

Code of Conduct

May 2005

A	Compliance Hotline Numbers

United States: 1-800-620-5549

Outside of the United States: Toll-free numbers are being established. Until such numbers are established, please call 678-250-7548 – feel free to call collect.

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